JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-270004 and 333-270004-01

Dated January 24, 2025

1y SPX Bear Market PLUS

This document provides a summary of the terms of the Bear Market PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Underlying index:	S&P 500® Index (Bloomberg ticker: SPX Index)
Payment at maturity:

If the final index value is less than the initial index value, for each $1,000 stated principal amount Bear Market PLUS,

$1,000 + enhanced downside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is greater than or equal to the initial index value, for each $1,000 stated principal amount Bear Market PLUS,

$1,000 – upside reduction amount

In no event will the payment at maturity be less than $0.

This amount will be less than or equal to the stated principal amount of $1,000 per Bear Market PLUS. You could lose up to your entire principal amount at maturity.

Enhanced downside payment:	$1,000 × leverage factor × index percent decrease
Upside reduction amount:	$1,000 × index percent increase
Index percent decrease:	(initial index value – final index value) / initial index value
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The closing level of the underlying index on the pricing date
Final index value:	The closing level of the underlying index on the valuation date
Leverage factor:	400%
Maximum payment at maturity:	At least $1,529.00 (at least 152.90% of the stated principal amount) per Bear Market PLUS
Stated principal amount:	$1,000 per Bear Market PLUS
Issue price:	$1,000 per Bear Market PLUS
Pricing date:	Expected to be January 31, 2025
Original issue date (settlement date):	3 business days after the pricing date
Valuation date†:	February 17, 2026
Maturity date†:	February 20, 2026
CUSIP / ISIN:	48136BMT5 / US48136BMT51
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/1665650/ 000121390025006324/ea0228648-01_424b2.htm

†Subject to postponement

The estimated value of the Bear Market PLUS on the pricing date will be provided in the pricing supplement and will not be less than $950.00 per $1,000 stated principal amount Bear Market PLUS. For information about the estimated value of the Bear Market PLUS, which likely will be lower than the price you paid for the Bear Market PLUS, please see the hyperlink above.

Any payment on the Bear Market PLUS is subject to the credit risk of JPMorgan Financial, as issuer of the Bear Market PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Bear Market PLUS.

Change in Underlying Index	Return on the Bear Market PLUS*
50.000%	-50.00%
40.000%	-40.00%
30.000%	-30.00%
20.000%	-20.00%
10.000%	-10.00%
5.000%	-5.00%
1.000%	-1.00%
0.000%	0.00%
-1.000%	4.00%
-5.000%	20.00%
-10.000%	40.00%
-13.225%	52.90%
-20.000%	52.90%
-30.000%	52.90%
-40.000%	52.90%
-50.000%	52.90%
-60.000%	52.90%
-80.000%	52.90%
-100.000%	52.90%
*Assumes a maximum payment at maturity of 152.90% of the stated principal amount

JPMorgan Chase Financial Company LLC

1y SPX Bear Market PLUS

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement and Annex A to the accompanying prospectus addendum for additional information.

Risks Relating to the Bear Market PLUS Generally

▪	The Bear Market PLUS do not pay interest or guarantee the return of any principal and your investment in the Bear Market PLUS may result in a loss.
▪	The Bear Market PLUS provide bearish exposure to the underlying index.
▪	The appreciation potential of the Bear Market PLUS is limited by the maximum payment at maturity.
▪	The Bear Market PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Bear Market PLUS.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.
▪	Secondary trading may be limited.
▪	The final terms and estimated valuation of the Bear Market PLUS will be provided in the pricing supplement.
▪	The tax consequences of an investment in the Bear Market PLUS are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Bear Market PLUS and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Bear Market PLUS.

Risks Relating to the Estimated Value and Secondary Market Prices of the Bear Market PLUS

▪	The estimated value of the Bear Market PLUS will be lower than the original issue price (price to public) of the Bear Market PLUS.
▪	The estimated value of the Bear Market PLUS does not represent future values of the Bear Market PLUS and may differ from others’ estimates.
▪	The estimated value of the Bear Market PLUS is derived by reference to an internal funding rate.
▪	The value of the Bear Market PLUS as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Bear Market PLUS for a limited time period.
▪	Secondary market prices of the Bear Market PLUS will likely be lower than the original issue price of the Bear Market PLUS.
▪	Secondary market prices of the Bear Market PLUS will be impacted by many economic and market factors.

Risks Relating to the Underlying Index

▪	JPMorgan Chase & Co. is currently one of the companies that make up the underlying index.
▪	Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position in the underlying index.
▪	Adjustments to the underlying index could adversely affect the value of the Bear Market PLUS.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the Bear Market PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Bear Market PLUS — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Bear Market PLUS, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.